DLH HOLDINGS CORP. AND SUBSIDIARIES
PROFORMA CONSOLIDATED BALANCE SHEET
(Amounts in thousands except par value of shares)

	As Filed		Proforma
	September 30, 2014	Current Report	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$3,908		$3,908
Accounts receivable, net	12,372	(9,306)	3,066
Deferred taxes, net	84		84
Other current assets	510		510
Total current assets	16,874	(9,306)	7,568
Equipment and improvements, net	63		63
Deferred taxes, net	4,513		4,513
Goodwill	8,595		8,595
Other long-term assets	27		27
Total assets	$30,072	$(9,306)	$20,766
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	$11,465	$(8,677)	$2,788
Accounts payable, accrued expenses, and other current liabilities	4,746		4,746
Total current liabilities	16,211	(8,677)	7,534
Other long term liabilities	15		15
Total liabilities	16,226	(8,677)	7,549
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—		—
Common stock, $.001 par value; authorized 40,000 shares; issued 9,568 and outstanding 9,566 at September 30, 2014	10		10
Additional paid-in capital	76,083		76,083
Accumulated deficit	(62,244)	(629)	(62,873)
Treasury stock, 2 shares at cost at September 30, 2014	(3)		(3)
Total shareholders’ equity	13,846	(629)	13,217
Total liabilities and shareholders' equity	$30,072	$(9,306)	$20,766